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                             AMENDMENT NUMBER ONE TO

                         EMPLOYMENT CONTRACT NUMBER FOUR


This Amendment Number One (Amendment) to Employment Contract Number Four (Contract), dated as of July 29, 1994, is made between community Psychiatric Centers, a Nevada corporation (CPC) and Richard L. Conte, an individual (Conte).

1    Recitals.  This Amendment is made in consideration of the following facts:

     1.1 CPC has employed Conte as an executive pursuant to prior contracts and as its Chief Executive Officer pursuant to the existing Contract, Employment Contract Number Four.

     1.2 The Board of Directors of CPC has authorized and directed Conte and other employees of CPC to relocate the corporate headquarters from Orange County, California to Las Vegas, Nevada. The accomplishment of the relocation of the corporate headquarters and related matters require Conte to promptly establish and maintain his principal place of business and residence in Clark County, Nevada.

     1.3 CPC desires to revise certain terms of Conte's employment and to continue to employ him, and Conte desires to continue in CPC's employment.

2    Place of Business.   Section 2.2 of the Contract, "Place of Business," is
amended to provide: Effective August 1, 1994, and continuing thereafter during the Employment Term, Conte's principal place of business shall be in Clark County, Nevada, and he shall not be obliged to maintain his principal place of business elsewhere.

3    Relocation Package.  CPC will provide to Conte the relocation benefits specified in Exhibit A, attached and incorporated.

4    No Other changes.  Except as specified in this Amendment, the Contract remains unchanged and in full force.

Community Psychiatric Centers      /s/ Richard L. Conte
                                   ---------------------------------
                                   Richard L. Conte
By: /s/ Dana L. Shires, M.D.
   ---------------------------

Title: Chairman, Compensation Committee
      ---------------------------------
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    COMMUNITY                                     Policy No.
   PSYCHIATRIC                                    Page:
     CENTERS                                      Effective Date:
                                                  8/1/94

                             STAFF RELOCATION POLICY
                          (Corporate Office Relocation)


I.   PURPOSE

     To communicate policy and procedures as they relate to reimbursement of relocation expenses connected with the move of the Corporate Office.

II.  POLICY

     The Company will provide a uniform basis for reimbursing employees of CPC for reasonable expenses which are connected with their move.

III. SCOPE

     All Corporate Office Executive Vice President.

IV.  PROVISIONS

     A.   Temporary Lodging and Living Expenses

          1.   Lodging and Meals

               The employee and family (if appropriate) will be reimbursed for lodging and meal expenses incurred during temporary residence requirements in Las Vegas. The total cost is not to exceed $1,250.

          2. Employees will be reimbursed for transportation expenses for one trip home prior to relocation of household goods and one additional trip for the purpose of closing on their former home.

     B.   Househunting Trips

          Employees and their spouses will be entitled to reimbursement for the actual transportation (including rental car), $20 per day per adult and $10 per day per child for meals and lodging up to a maximum of two round trips each -- not to exceed 3 days each trip, inclusive of
          travel time.   The company will reimburse for children to accompany
          parents on one househunting trip.

     C.   Relocation Expense Allowance

          1. Employees will be provided an allowance to cover all or a portion of each person's incurred expenses. This allowance is intended to cover a variety of relocation costs.

               Examples of costs that this allowance will cover include:

               a)   Movement of Household Goods
               b)   Movement of personal automobiles

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               c)   New Residence Expense
                    --   Closing costs incurred in connection with the purchase
                         of a new residence.  Reimbursable costs include, but
                         are not limited to, appraisals required by the mortgage
                         lender, title insurance, attorney fees, recording fees,
                         service charges, loan origination fees, loan service
                         fees, discount points, etc.
                    --   Interest on construction loans, if necessary.
               d)   Miscellaneous expenses - including:
                    --   Cleaning costs
                    --   Drapes
                    --   Installation of playground equipment
                    --   Appliance hookups and servicing
                    --   Automobile tags
                    --   Licenses
                    --   Fix-up painting
               e) Financial assistance to pay taxes on relocation benefits that are taxable.

          2.   Allowance Levels:

               Ten percent of the employee's annual salary, or $25,000 minimum -
               - For those employees who:

               a)   Purchase a house in Las Vegas
               b) Rent in Las Vegas due to their having negative equity in their current residence
               c)   Who rent in Las Vegas with their current residence listed.

               $20,000 - For those employees who:

               a)   Rent in Las Vegas and do not meet the criteria above.

                         Note: If the employee purchases a home in Las Vegas before completion of the Corporate office building, that employee will receive the additional $5,00.

          3. Allowance Reimbursement: Employees will be reimbursed for their actual moving expenses incurred by submitting receipts. At the completion of their move any remaining balance will be paid directly to the employee.

          4. Homeowner's Allowance: Employees who own homes will be reimbursed for the real estate commission incurred, up to five and one-half percent of the sales' price, in the sale of their residence.

          5. Home Purchase Program: Employees will be provided a Home Purchase Program established through Coldwell Banker Relocation Services, Inc. This program will offer participants with a guaranteed appraised price for the sale of their current residence.

          6. Bridge Loans: The company will provide temporary (bridge) loans to assist the employee in obtaining a new home. These loans will be secured by either equity in their current home
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               or other assets.  If a bridge loan is requested, approval must be received from their supervisor and the Executive Vice President, Administration. The term of these loans will be interest free for the first three months and at 5 percent per annum for an additional twelve months.

          7. Loan Assistance: The company will provide the employee with a home loan at 80 percent of the appraised value of the home to be purchased up to a maximum of $300,000. The term of the loan will be 5 percent interest per annum and amortized over 30 years.

          8. Employment with Company: Relocated employees who voluntarily resign from CPC within the first six (6) months of relocation to Las Vegas will be required to reimburse 50% of the paid relocation allowance back to the company. Employees voluntarily resigning within the 7th to 12th month of relocation will be responsible for reimbursing the paid relocation allowances on a pro-rated basis.

     D.   Company-paid Best Start Marketing Program

          The company will provide homeowner's the benefit of an advance marketing program provided by a relocation firm to assist the relocatee in the selling of their home.
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